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                                 EXHIBIT (24)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ONEOK Inc.:

We consent to incorporation by reference in the Registration Statement Nos. 33-38059, 33-52733, and 33-69062 on Form S-8 and Nos. 33-61637 and 33-58555 on
Form S-3 of ONEOK Inc. of our report dated October 19, 1995, relating to the consolidated balance sheets of ONEOK Inc.and subsidiaries as of August 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1995, which report appears in the August 31, 1995 annual report on Form 10-K of ONEOK Inc. Our report refers to a change in the method of accounting for certain postemployment and postretirement benefit obligations in 1994.


                                                      KPMG Peat Marwick LLP


Tulsa, Oklahoma
October 26, 1995





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